As filed with the Securities and Exchange Commission on June 6, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE GYMBOREE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2615258 (I.R.S. Employer Identification No.)

700 Airport Boulevard
Burlingame, California 94010-1912
(650) 579-0600
(Address, including zip code, and telephone number, including area code of principal executive offices)

THE GYMBOREE CORPORATION 1993 AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
THE GYMBOREE CORPORATION 2002 STOCK INCENTIVE PLAN
(Full title of the plan)

LISA M. HARPER
Chief Executive Officer
The Gymboree Corporation
700 Airport Boulevard
Burlingame, California 94010-1912
(650) 579-0600
(Name, address and telephone number, including area code, of agent for service)

COPIES TO:

STEPHANIE DALEY-WATSON
PERKINS COIE LLP
1201 THIRD AVENUE, SUITE 4800
SEATTLE, WASHINGTON 98101-3099
(206) 583-8888

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to Be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered(1)	Per Share(2)	Offering Price	Registration Fee

Common Stock, $.001 par value, under the:
1993 Amended and Restated Employee Stock Purchase Plan	300,000	$15.75	$4,725,000	$435.00
2002 Stock Incentive Plan	1,100,000	$15.75	$17,325,000	$1,594.00

TOTAL	1,400,000	$15.75	$22,050,000	$2,029.00

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)	Computed pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the registration fee is based upon a per share price of $15.75, which was the average of the high ($16.20) and low ($15.30) sale prices of The Gymboree Corporation common stock on June 3, 2002, as reported by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the registrant, The Gymboree Corporation, a Delaware corporation (the “Registrant”), are hereby incorporated by reference in this Registration Statement:

          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 2, 2002, filed on May 3, 2002, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

          (b) The Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 10, 2002, in connection with the Registrant’s 2002 annual meeting of stockholders; and

          (c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on February 18, 1993 (File No. 0-21250), under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL allows a Delaware corporation to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action or suit by or in the right of the corporation seeking a judgment in favor of the corporation by reason of the fact that such person acted in his or her capacity as a director, officer, employee or agent of the corporation or at the request of the corporation as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted under standards set forth above. However, no company may indemnify a person who has been found to be liable to the corporation in any claim, issue or matter unless and to the extent that the court in which such action or suit was brought determines that, despite the finding of liability, such person is fairly and reasonably entitled to be indemnified for those expenses which the court deems proper.

     Section 145 of the DGCL further provides that, to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection with the defense of that claim, issue or matter. Section 145 is not deemed to be exclusive of other forms of indemnification that the corporation may wish to provide, and the corporation may choose to purchase and maintain insurance on behalf of its directors and officers against any liability claimed against such an individual due to his or her position as a director or officer and any actions taken in that capacity, regardless of whether or not the corporation would have the power to indemnify such persons against liabilities under Section 145.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be held personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article IX of the Registrant’s restated certificate of incorporation states that to the fullest extent permitted by the DGCL, a director of the Registrant shall not be personally liable to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director.

     Furthermore, Article VI of the Registrant’s bylaws provides for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by DGCL. The Registrant has also entered into indemnification agreements with certain of its directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in its certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     In addition, the Registrant’s officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Registrant grants them indemnification and for which they become legally obligated to pay on account of claims made against them for wrongful acts committed before or during the policy period.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	The Gymboree Corporation 1993 Amended and Restated Employee Stock Purchase Plan

99.2	The Gymboree Corporation 2002 Stock Incentive Plan

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, state of California, on the 6th day of June, 2002.

THE GYMBOREE CORPORATION

By:	/s/ LISA M. HARPER

Lisa M. Harper Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below authorizes Lisa M. Harper or Myles B. McCormick, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 6th day of June, 2002.

SIGNATURE	TITLE

/s/ STUART G. MOLDAW Stuart G. Moldaw	Chairman of the Board of Directors

/s/ LISA M. HARPER Lisa M. Harper	Chief Executive Officer and Vice Chairman of the Board of Directors (Principal Executive Officer)

/s/ MYLES B. McCORMICK Myles B. McCormick	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ WALTER F. LOEB Walter F. Loeb	Director

/s/ JOHN C. POUND John C. Pound	Director

/s/ BARBARA L. RAMBO Barbara L. Rambo	Director

/s/ MICHAEL STEINBERG Michael Steinberg	Director

/s/ WILLIAM U. WESTERFIELD William U. Westerfield	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	The Gymboree Corporation 1993 Amended and Restated Employee Stock Purchase Plan

99.2	The Gymboree Corporation 2002 Stock Incentive Plan